FOR IMMEDIATE RELEASE

Contact:  Sallie Olmsted/Jason Ysais    Moira Conlon/Steve Seidler
          MetaTools, Inc.               Financial Relations Board
          805-566-6263/6333             310-442-0599
          salliemeta@aol.com/
          jysais@metatools.com


            METATOOLS, INC. ACQUIRES REAL TIME GEOMETRY CORPORATION
          -Real Time 3D Enabling Technologies Increase MetaTools Reach
                        into Computer Graphics Markets-

Carpinteria, Calif., December 23, 1996 -- MetaTools, Inc. (Nasdaq: MTLS), the visual computing software company, announced today a definitive agreement to acquire Real Time Geometry Corporation ("RTG"), a privately held company based in Princeton, New Jersey, specializing in real time 3D graphics and
visualization technologies.   The acquisition of RTG expands MetaTools ability
to participate in the rapid expansion of broad application areas that will utilize 3D technology. The RTG technologies are being developed for applications on Windows, Macintosh, SGI, Sun, Nintendo, Sega and Sony PlayStation platforms.

TRANSACTION DETAILS
-------------------

  MetaTools plans to issue 1,360,000 shares of MetaTools common stock in exchange for all the outstanding shares of RTG. MetaTools will also issue approximately 800,000 Nonqualified stock options to purchase MetaTools common stock to current RTG employees. The majority of the options to be issued in the transaction will have an exercise price equal to the fair market value of the MetaTools common stock on the issuance date and will vest over three to four years. The remaining options for approximately 100,000 shares of MetaTools common stock will have an average exercise price of $4.69 per share.

  The acquisition, which is expected to close by December 31, 1996, will be accounted for by the purchase method of accounting by MetaTools. If the common stock of MetaTools on the closing date is $14.50 per share (the closing price on December 20, 1996) then MetaTools would expect to charge approximately $17 million against earnings during the fourth quarter ended December 31, 1996 related to the write-off of research and development in-process at RTG and other costs related to the transaction.

3D ENABLING AND APPLICATION TECHNOLOGY
--------------------------------------

  The addition of RTG's core innovations and development capabilities in real time 3D graphics accelerate MetaTools strategic expansion in the rapidly emerging consumer, prosumer and professional markets for 3D tools, applications and titles. Key innovations of RTG's real time 3D technology include: 1) decreasing the time required to create, render and display 3D images and environments; 2) enabling the creation of dynamic, real time resolution changes to 3D models; 3) improving the visual resolution and navigation of 3D graphics. RTG's 3D graphics innovations, combined with MetaTools design and application development expertise, will allow the RTG technology to be incorporated into MetaTools existing and planned professional tools and consumer creative entertainment software products. The company also anticipates strategic licensing agreements with third party hardware and software companies, including developers of 3D acceleration chips, still and motion imaging, animation and video graphics products, computer and console games, architectural and engineering design products, financial visualization and medical applications software.

INCORPORATION OF RTG'S ENGINEERING TEAM WITH METATOOLS R&D
----------------------------------------------------------

  Real Time Geometry's existing operations of 23 people, including 20 research employees, will remain in Princeton, New Jersey as the MetaTools' Real Time Geometry research and development lab. Alexander "Sasha" Migdal and Robert Rice will continue to lead the development of Real Time Geometry's 3D imaging
technologies.   Through the acquisition of RTG, Sasha Migdal will assume the role of vice president & chief scientist and Robert Rice will become vice president of business development.

  "We are extremely pleased to be joining forces with MetaTools, a recognized innovator in user interface design and real time computer graphics," said Sasha Migdal, vice president & senior scientist.

  "Real Time Geometry brings to MetaTools significant advances in basic 3D technology with a wide range of applications. Sasha Migdal has assembled an extraordinary research and development team utilizing applied mathematics and theoretical physics to meet the challenges facing computer visualization technologies," commented John Wilczak, MetaTools co-founder and CEO.

------------------------

  MetaTools, the visual computing software company, designs, develops, publishes, markets and supports software tools and enabling technologies for creating, editing, and manipulating computer graphic images, digital art and Internet/online content for Windows, Macintosh and other digital computing and editing systems. Working with distributors in North America, Europe and Asia, MetaTools' professional and consumer software is available in more than fifty countries. The company is located in Santa Barbara County at 6303 Carpinteria Ave., Carpinteria, CA 93013; Tel: 805-566-6200; Fax: 805-566-6385. MetaTools'
International Operations Center is located at Europa House, Harcourt Street, 4th Floor, Dublin 2, Ireland. Tel: 353(1)475-1721; Fax: 353(1)475-1728; World Wide
Web server: http://www.metatools.com.

------------------------

 Editor's note:  Biography of Sasha Migdal appears below.

  A conference call discussing this acquisition will take place on Monday December 23rd at 4:30PM EST/1:30PM PST. Dial in on 800-553-2506. Replay service will be available through December 27th by calling 800-696-1588, request call i.d. number 161538.

------------------------

                              ALEXANDER A. MIGDAL
                                   BIOGRAPHY

  Award-winning and noted physicist, Alexander "Sasha" Migdal, is the chief scientist and president of Real Time Geometry Corporation, a high-tech research company specializing in 3D graphics and visualization technologies based in Princeton, New Jersey. Mr. Migdal has thirty years of experience in theoretical and computational physics and 11 years of experience in large scale scientific and applied computations and software development. He has written more than 80 scientific papers on the theory of phase transitions, high energy physics and mathematical physics and computational fluid dynamics.

  In addition to co-founding Real Time Geometry, Mr. Migdal was a joint professor of physics and applied and computational mathematics at Princeton University from 1989 to 1996. Immediately after leaving the USSR with his family in 1988, he spent a year as a visiting professor of physics at the University of California, San Diego (UCSD). While in the USSR, Mr. Migdal was the head of the Laboratory of Computational Physics in the Cybernetics Council of the Soviet Academy of Sciences and was a senior research fellow at the Landau Institute for Theoretical Physics.

  Mr. Migdal holds a doctor of science and Ph.D. from the Landau Institute for Theoretical Physics, Chernogolovka, USSR; a M.S. in Physics from Moscow Physical Technical Institute, Moscow, USSR; as well as an honorary degree of professor from the Cybernetics Council of the Soviet Academy of Sciences.

                                      -2-